Exhibit 99.1

[TOUSA Logo]	Company Contacts:
	David J. Keller Chief Financial Officer Telephone: 800-542-4008 Email: investor@tousa.com	Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Completes Acquisition of Transeastern Homes

• Further establishes TOUSA as a major Florida homebuilder
• Joint venture acquiring more than 3,000 homes in backlog with a sales value of $0.9 billion
• Investment estimated to be accretive to TOUSA’s 2006 net income by approximately $35 million
• Opportunity to partner with strong Transeastern management team

HOLLYWOOD, Fla., August 1, 2005 — Technical Olympic USA, Inc. (NYSE: TOA) announced today that, through a joint venture, it has completed the acquisition of the homebuilding assets and operations of Transeastern Properties, Inc. headquartered in Coral Springs, Florida. Currently, the joint venture owns or controls approximately 22,000 homesites throughout all major Florida markets.

“We are excited about combining the strengths of two of Florida’s premier builders,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “This acquisition strengthens and complements our current Florida market positions, provides a strong entry into the Tampa/St. Petersburg market, and secures an excellent homesite pipeline for future growth in one of the most land-constrained markets in the country. We believe the acquisition will add approximately $35 million in net income to TOUSA’s 2006 results.”

“We are pleased to be joining the TOUSA family and believe our combined organizations will offer Florida homebuyers a larger selection of product offerings,” said Art Falcone, Chief Executive Officer and Co-Chairman of The Falcone Group and majority owner of Transeastern Homes. “TOUSA offers an entrepreneurial culture similar to ours, which should contribute to the success of the combined entities and allow for continued opportunities for our associates.”

Joint Venture Structure
As previously announced, a joint venture (EH/Transeastern, LLC d.b.a. Transeastern Homes) was formed to acquire the homebuilding assets of Transeastern. The joint venture was formed between TOUSA Homes and an entity controlled by Art and Ed Falcone, Co-Chairmen of The Falcone Group. TOUSA Homes serves as the managing member of the joint venture, and each member of the joint venture holds a 50% voting interest. In addition, Neil Eisner will serve as the President and Chief Operating Officer of the newly formed joint venture, and more than 550 Transeastern associates have joined the joint venture.

TOUSA will account for its investment in the joint venture using the equity method as required by generally accepted accounting principles, which will show TOUSA’s net earnings from its investment in the “earnings from unconsolidated joint ventures” line of its income statement.

TOUSA’s financial services affiliates will provide mortgage and title services to the joint venture.

Purchase Price
The joint venture acquired Transeastern’s homebuilding net assets for approximately $857 million, subject to final adjustments. An earnout of an additional $75 million could be paid if certain conditions are met, such as achieving predetermined quarterly EBITDA targets and delivery of entitlement on certain tracts of land currently held under lot option contracts. Assets acquired include work in process, finished homesites, and certain land option rights.

Anticipated Funding of Purchase Price* ($ in millions)

Partner contribution	$165
Initial joint venture debt	580
Liabilities assumed	112
Total Purchase Price	$857

* Purchase price is subject to final adjustments

The total purchase price payable for homesites to be delivered in the future under option contracts assigned to the joint venture is approximately $750 million. The joint venture also has a right of first offer on land developed by The Falcone Group in the joint venture’s existing markets for a period of five years.

Joint Venture Capitalization
The joint venture is funded with $675 million of debt capacity provided by Deutsche Bank, $165 million of equity, and a $20 million subordinated bridge loan from TOUSA. TOUSA contributed $90 million of the equity in cash and the Falcone controlled entity contributed the remaining $75 million in the form of property. The debt is secured by the joint venture’s assets and ownership interests. The joint venture debt is non-recourse to TOUSA. The joint venture has obtained bank financing as described below.

	Amount	Total Initial
	($ in millions)	Capitalization
$115 million revolving facility (3-year term with 1 year extension)	$0	0%
Senior term loan (3-year term with 1 year extension)	335	45.0%
Total senior debt	335	45.0%
Subordinated mezzanine loan (4-year term with 1 year extension)	225	30.0%
Subordinated bridge loan from TOUSA	20	3.0%
Initial joint venture debt	580	78.0%
Partners Equity	165	22.0%

Total Initial Capitalization	$745	100.0%

2005 and 2006 Guidance for EH/Transeastern, LLC
As of the closing date, the joint venture has more than 3,000 homes in backlog with an average sales price of $285,000, representing an aggregate sales value approximating $0.9 billion. The backlog is expected to be delivered in 2005 and 2006. For the remainder of 2005, the joint venture is expected to deliver approximately 800 homes and is not expected to be accretive in 2005 due to purchase accounting adjustments.

In 2006, the joint venture is expected to deliver in excess of 3,500 homes with an average sales price of approximately $285,000. TOUSA anticipates its investment in the joint venture will provide approximately $35 million in net income during 2006.

JMP Securities served as financial advisor to Transeastern, and Deutsche Bank served as the financial advisor to TOUSA in the transaction.

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 16 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first- time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at http://www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations (i) regarding the number and aggregate sales revenue of homes to be delivered in 2005 and 2006 by the joint venture described above, (ii) that the joint venture will contribute approximately $35 million to the Company’s net income in 2006, and (iii) that the joint venture will not add significantly to the Company’s 2005 earnings. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the joint venture to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the joint venture would have little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.